UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

NET TALK.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-53668	20-4830633
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1100 NW 163rd Drive, No. Miami Beach, Florida 33169
(Address of principal executive offices) (Zip code)

(305) 621-1200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

     ⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Refer to previously filed Amended and Restated Employment Agreement between Net Talk.com, Inc. and Anastasios Kyriakides, its Chief Executive Officer and President.

1. Section 2. Term; Position and Responsibilities, subparagraph (b) is hereby amended and restated as follows:

(b)	Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term ending on December 31, 2013 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of three years (each such period, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 120 days prior to the expiration of the Initial Term or such Additional Term, the Company shall give written notice (a ”Non-Extension Notice”) to Executive of its intention not to extend the Employment Period (as defined below) hereunder, provided that a Non-Extension Notice shall not constitute a notice to Executive of the termination of his employment by the Company unless such notice specifically provides for such termination of employment and the specific date thereof. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period”.

The preceding is a summary of the terms of the transaction(s) described, and is qualified in its entirety by reference to the actual instruments and agreements, previously filed and reported.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

99.1	Addendum to Amended and Restated Employment Agreement by and between Net Talk.com, Inc. and Anastasios Kyriakides dated as of September 10, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Net Talk.com, Inc.

By:	/s/ Anastasios Kyriakides
Name:	Anastasios Kyriakides
Title:	Chief Executive Officer
Date:	January 3rd, 2011